Exhibit 99.1

Contact:	Mary A. Chaput Chief Financial Officer
(615) 614-4929

HEALTHWAYS REPORTS SECOND-QUARTER ADJUSTED EARNINGS
OF $0.29 PER DILUTED SHARE AND GAAP EARNINGS OF $0.34 PER DILUTED SHARE
———————————
ESTABLISHES 2010 ADJUSTED EARNINGS GUIDANCE RANGE OF $1.07 TO $1.18 AND
RAISES 2010 GAAP EARNINGS GUIDANCE RANGE TO $1.12 TO $1.23

NASHVILLE, Tenn. (July 22, 2010) – Healthways, Inc. (NASDAQ: HWAY) today announced financial results for the second quarter ended June 30, 2010.  Total revenues for the quarter were $175.5 million compared with $177.8 million for the second quarter of 2009.  Net income for the second quarter of 2010 was $11.8 million, or $0.34 per diluted share, compared with $8.9 million, or $0.26 per diluted share, for the second quarter of 2009.  Results for the second quarter of 2010 included earnings of $0.05 per diluted share attributable to an adjustment to an estimated earn-out liability and an investment gain. Excluding these items, adjusted earnings per diluted share totaled $0.29, an 11.5% increase over the second quarter of 2009.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE
See pages 7 - 9 for a reconciliation of GAAP and non-GAAP measures

	Three Months Ended June 30,
	2010 Actual	2010 Guidance	2009 Actual

Domestic, excluding earn-out adjustment and investment gain	$0.29	$0.26-0.28	$0.31
International	0.00	0.00-0.01	(0.05)
Adjusted net income per diluted share	0.29	0.26-0.29	0.26
Earn-out adjustment and investment gain	0.05	-	-
Net income per diluted share	$0.34	$0.26-0.29	$0.26

Ben R. Leedle, Jr., chief executive officer of Healthways, remarked, “Healthways achieved solid financial results, producing revenues consistent with expectations, expanded margins, strong cash flow, a strengthened financial position and a return to comparable-quarter earnings growth.  As anticipated, revenues declined versus the comparable and sequential quarters primarily due to the impact of previously discussed renegotiated or terminated contracts. Also as anticipated, EBITDA margin, excluding the earn-out adjustment and investment gain, expanded to 19.2% compared with 17.8% for the second quarter last year and 18.4% for the first quarter this year.

“Our RFP volume for the second quarter increased over both the comparable and sequential quarters, and our sales pipeline continued to strengthen.  We signed a number of domestic contracts with existing and new customers since the start of the second quarter, including a multi-year, fixed-fee contract for a program called WellnessWorks to serve the more than 5,000 Washington, D.C.-based employees of the Department of the Interior, the General Services Administration, and the Office of Personnel Management.

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HWAY Reports Second-Quarter Results

July 22, 2010

 “Healthways also continued to grow its international presence through new contracts and expanded contracts.  In June, we announced an agreement with International SOS Assistance, Inc. to provide chronic care management services for the Department of Defense Tricare Overseas Program. The program will be made available to approximately 15,000 remote active duty service members and their families located in 146 countries around the world and will be serviced through our current world-wide infrastructure on our Embrace™ platform.

“In Australia, our existing contract with Hospital Contributions Fund was expanded to include chronic disease programs for 100,000 members added through its acquisition of Manchester Unity, a private health insurer.  Last week, we also announced our second contract in Australia, with Teachers Health Fund, the country’s 7th largest private health insurer, to make our total population solution available to its 200,000 members.  These contracts reflect our expanding international scale, capabilities and growing record of performance.

“The Company’s financial position at the end of the second quarter improved on a comparable and sequential-quarter basis as a result of increased profit margins and operating cash flows. Net cash flows provided by operating activities for the second quarter were $34.4 million, and capital expenditures totaled $10.7 million.  We utilized our free cash flow to pay down $22.6 million of debt during the second quarter, resulting in a ratio of total debt to total capitalization of 39.1% at the end of the quarter compared with 45.8% at June 30, 2009 and 41.9% at March 31, 2010.  The ratio of long-term debt to EBITDA, as calculated under our credit agreement, was 1.9 at the end of the quarter compared with 2.0 at the end of the second quarter last year and 2.1 at the end of the first quarter this year.

“We continue to expect to produce net cash flows from operating activities for the full year in a range of $80 million to $100 million, which would more than fund anticipated 2010 total capital expenditures in the range of $45 million to $50 million.  Currently, we intend to apply free cash flow generated during 2010 primarily towards debt repayment.”

Revenue Guidance

Healthways today raised the lower end of its guidance for 2010 revenues, establishing a new range of $695 million to $718 million compared with the previous range of $677 million to $718 million. This range includes revenues from domestic operations in a range of $668 million to $685 million compared with the previous range of $650 million to $685 million.  International revenues remain in a range of $27 million to $33 million.

COMPARISON OF COMPONENTS OF REVENUES FOR THE YEAR ENDING
DECEMBER 31, 2010 (GUIDANCE) AND THE YEAR ENDED DECEMBER 31, 2009
(Dollars in millions)

	Twelve Months
	Ending Dec. 31, 2010 (Guidance)	Ended Dec. 31, 2009 (Actual)

Domestic	$668.0-685.0	$699.0
International	27.0-33.0	18.4
Total Company	$695.0-718.0	$717.4

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HWAY Reports Second-Quarter Results

July 22, 2010

Earnings Guidance

The Company today raised its guidance for 2010 net income per diluted share to a range of $1.12 to $1.23 from the previous range of $1.05 to $1.18.  This new guidance reflects the second-quarter earn-out adjustment and investment gain of $0.05 per diluted share, which was not included in the original guidance.  In addition, this new guidance reflects the impact of the increase in the lower end of revenue guidance, somewhat offset by increased costs related to international business development and new contract implementation.  Guidance for adjusted net income per diluted share, which excludes the earn-out adjustment and investment gain, is in a range of $1.07 to $1.18, and consists of a range from domestic operations of $1.08 to $1.16 and from international operations in a range of ($0.01) to $0.02.

The Company’s guidance for net income per diluted share for the third quarter of 2010 is in a range of $0.26 to $0.29.  Domestic operations are expected to produce net income per diluted share of $0.26 to $0.28, and international operations are expected to be in a range of $0.00 to $0.01.

COMPARISON OF COMPONENTS OF NET INCOME PER DILUTED SHARE
See pages 7 - 9 for a reconciliation of GAAP and non-GAAP measures

	Twelve Months		Three Months
	Ending Dec. 31, 2010 (Guidance)	Ended Dec. 31, 2009 (Actual)	Ending Sept. 30, 2010 (Guidance)

Domestic, excluding earn-out adjustment, investment gain, and lawsuit settlement costs	$1.08-1.16	$1.10	$0.26-0.28
International	(0.01)-0.02	(0.11)	0.00-0.01
Adjusted net income per diluted share	1.07-1.18	0.99	0.26-0.29
Earn-out adjustment and investment gain	0.05	0.05	-
Lawsuit settlement costs	-	(0.73)	-
Net income per diluted share	$1.12-1.23	$0.30	(1)	$0.26-0.29

(1) Figures do not add due to rounding.

Summary

Mr. Leedle concluded, “Earnings growth and enhanced margins produced in the second quarter position us well to achieve our financial guidance for the full year.  Recent contracting momentum provides evidence that the market understands and is positively responding to our value proposition.  We continue to be cautious in our outlook for the balance of 2010 due to ongoing uncertainty about the strength of the economy and the ongoing implementation of the recently enacted health care legislation.  However, with the global economy increasingly focused on the unsustainable growth in healthcare costs, we believe demand is growing worldwide for our proven, scaled and comprehensive solutions that help healthy individuals stay healthy, reduce health risks and optimize care for those with chronic conditions.”

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HWAY Reports Second-Quarter Results

July 22, 2010

Conference Call

Healthways will hold a conference call to discuss this release today at 5:00 p.m. Eastern Time. Investors will have the opportunity to listen to the conference call live over the Internet by going to www.healthways.com and clicking Investor Relations, or by going to www.earnings.com, at least 15 minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, a telephonic replay will be available for one week at 719-457-0820, code 8641831, and the replay will also be available on the Company’s web site for the next 12 months.

Safe Harbor Provisions

This press release contains forward-looking statements, including our guidance and financial expectations for future periods, which are based upon current expectations and involve a number of risks and uncertainties.  Those forward-looking statements include all statements that are not historical statements of fact and those regarding the intent, belief or expectations of the Company, including, without limitation, all statements regarding the Company’s future earnings and results of operations.  In order for the Company to utilize the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, investors are hereby cautioned that the following important factors, among others, may affect these forward-looking statements.  Consequently, actual operations and results may differ materially from those expressed in these forward-looking statements.  The important factors include but are not limited to:

•	the Company’s ability to sign and implement new contracts;
•
the Company’s ability to accurately forecast performance and the timing of revenue recognition under the terms of our customer contracts ahead of data collection and reconciliation in order to provide forward-looking guidance;

•	the Company’s ability to reach mutual agreement with the Centers for Medicare and Medicaid Services (CMS) with respect to the Company’s results under Phase I of Medicare Health Support;
•	the Company’s ability to accurately forecast the costs necessary to establish a presence in international markets;
•	the risks associated with foreign currency exchange rate fluctuations;
•	the ability of the Company’s customers to provide timely and accurate data that is essential to the operation and measurement of the Company’s performance;
•	the risks associated with changes in macroeconomic conditions;
•	the Company’s ability to integrate acquired businesses or technologies into the Company’s business;
•
the Company’s ability to renew and/or maintain contracts with its customers under existing terms or restructure these contracts on terms that would not have a material negative impact on the Company’s results of operations;

•	the impact of litigation involving the Company and/or its subsidiaries;
•
the impact of future state, federal, and international health care and other applicable legislation and regulations, including health care reform, on the Company’s ability to deliver its services and on the financial health of the Company’s customers and their willingness to purchase the Company’s services; and

•	other risks detailed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, and other filings with the Securities and Exchange Commission.

The Company undertakes no obligation to update or revise any such forward-looking statements.

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HWAY Reports Second-Quarter Results

July 22, 2010

About Healthways

Healthways is the leading provider of specialized, comprehensive solutions to help millions of people maintain or improve their health and well-being and, as a result, reduce overall costs.  Healthways' solutions are designed to help healthy individuals stay healthy, mitigate or eliminate lifestyle risk factors that can lead to disease and optimize care for those with chronic illness.  Our proven, evidence-based programs provide highly specific and personalized interventions for each individual in a population, irrespective of age or health status, and are delivered to consumers by phone, mail, internet and face-to-face interactions, both domestically and internationally.  Healthways also provides a national, fully accredited complementary and alternative Health Provider Network and a national Fitness Center Network, offering convenient access to individuals who seek health services outside of, and in conjunction with, the traditional healthcare system.  For more information, please visit www.healthways.com.

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HWAY Reports Second-Quarter Results

July 22, 2010

HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2010	2009	2010	2009

Revenues	$175,523	$177,836	$354,522	$360,572
Cost of services (exclusive of depreciation and amortization of $9,928, $8,540, $20,161, and $17,326, respectively, included below)	121,985	127,762	250,852	260,599
Selling, general & administrative expenses	18,703	18,449	35,938	37,234
Depreciation and amortization	13,341	11,949	26,895	24,199

Operating income	21,494	19,676	40,837	38,540
Gain on sale of investment	(1,163)	—	(1,163)	(2,581)
Interest expense	3,612	4,142	7,034	8,202
Legal settlement and related costs	—	—	—	39,956

Income (loss) before income taxes	19,045	15,534	34,966	(7,037)
Income tax expense (benefit)	7,207	6,658	13,714	(1,100)

Net income (loss)	$11,838	$8,876	$21,252	$(5,937)

Earnings (loss) per share:
Basic	$0.35	$0.26	$0.62	$(0.18)

Diluted	$0.34	$0.26	$0.61	$(0.18)

Weighted average common shares
and equivalents:
Basic	34,117	33,689	34,037	33,679
Diluted	34,933	34,186	34,928	33,679

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HWAY Reports Second-Quarter Results

July 22, 2010

Healthways, Inc.
Reconciliation of Non-GAAP Measures to GAAP Measures
(Unaudited)

Reconciliation of Domestic Diluted Earnings Per Share (EPS) Excluding Earn-Out
Adjustment, Investment Gain, and Lawsuit Settlement Costs and Reconciliation of Adjusted EPS to EPS, GAAP Basis

	Three Months Ended	Twelve Months Ended
	June 30, 2010	December 31, 2009
Domestic EPS excluding earn-out adjustment, investment gain, and lawsuit settlement costs (1)	$0.29	$1.10
International EPS (loss)	0.00	(0.11)
Adjusted EPS (2)	$0.29	$0.99
EPS attributable to earn-out adjustment and investment gain (3)	0.05	0.05
EPS (loss) attributable to lawsuit settlement costs (4)	—	(0.73)
EPS, GAAP basis (5)	$0.34	$0.30

(1) Domestic EPS excluding earn-out adjustment, investment gain, and lawsuit settlement costs is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to earn-out adjustment, investment gain, and lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results and EPS guidance.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Domestic EPS excluding earn-out adjustment, investment gain, and lawsuit settlement costs in isolation or as a substitute for Domestic EPS determined in accordance with accounting principles generally accepted in the United States.

(2) Adjusted EPS is a non-GAAP financial measure.  The Company excludes EPS (loss) attributable to earn-out adjustment, investment gain, and lawsuit settlement costs from this measure because of its comparability to the Company's historical operating results and EPS guidance.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EPS in isolation or as a substitute for EPS determined in accordance with accounting principles generally accepted in the United States.

(3) EPS attributable to earn-out adjustment and investment gain in 2010 includes income of $1.5 million during the three months ended June 30, 2010 attributable to an adjustment to the estimated earn-out liability from the 2009 HealthHonors acquisition.  In addition, it includes a $2.6 million gain during 2009 related to the January 2009 sale of a private company in which we held a preferred stock investment and a $1.2 million gain during the three months ended June 30, 2010 attributable to a final escrow release related to this sale.

(4) EPS (loss) attributable to lawsuit settlement costs consists of pre-tax charges of $40 million related to the Company’s settlement of a qui tam lawsuit.

(5) Figures may not add due to rounding.

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HWAY Reports Second-Quarter Results

July 22, 2010

Reconciliation of Domestic EPS Guidance Excluding Earn-Out Adjustment
and Investment Gain and Reconciliation of Adjusted EPS Guidance to
EPS Guidance, GAAP Basis

Twelve Months Ending
December 31, 2010
Domestic EPS guidance excluding earn-out adjustment and investment gain (6)	$1.08 – 1.16
International EPS guidance	(0.01) – 0.02
Adjusted EPS guidance (7)	$1.07 – 1.18
EPS attributable to earn-out adjustment and investment gain (8)	0.05
EPS guidance, GAAP basis	$1.12 – 1.23

(6) Domestic EPS guidance excluding earn-out adjustment and investment gain is a non-GAAP financial measure.  The Company excludes EPS attributable to earn-out adjustment and investment gain from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Domestic EPS guidance excluding earn-out adjustment and investment gain in isolation or as a substitute for Domestic EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(7) Adjusted EPS guidance is a non-GAAP financial measure.  The Company excludes EPS attributable to earn-out adjustment and investment gain from this measure because of its comparability to the Company's historical operating results.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider Adjusted EPS guidance in isolation or as a substitute for EPS guidance determined in accordance with accounting principles generally accepted in the United States.

(8) EPS attributable to earn-out adjustment and investment gain includes income of $1.5 million attributable to an adjustment to the estimated earn-out liability from the 2009 HealthHonors acquisition and a $1.2 million gain attributable to a final escrow release related to the January 2009 sale of a private company in which we held a preferred stock investment.

Reconciliation of Adjusted Earnings Before Interest, Taxes, Depreciation
and Amortization (EBITDA) to Net Income (in thousands)

	Three Months	Three Months	Three Months
	Ended	Ended	Ended
	June 30, 2010	March 31, 2010	June 30, 2009
Adjusted EBITDA (9)	$33,355	$32,896	$31,625
Earn-out adjustment and investment gain (10)	2,643	—	—
Interest expense	(3,612)	(3,422)	(4,142)
Income tax expense	(7,207)	(6,506)	(6,658)
Depreciation and amortization	(13,341)	(13,554)	(11,949)
Net income	$11,838	$9,414	$8,876

(9) Adjusted EBITDA is a non-GAAP financial measure.  The Company excludes earn-out adjustment,

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HWAY Reports Second-Quarter Results

July 22, 2010

investment gain, interest, taxes, depreciation and amortization from this measure and provides adjusted EBITDA to enhance investors' understanding of the Company's operating performance and its capacity to fund capital expenditures and working capital requirements.  The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  You should not consider adjusted EBITDA in isolation or as a substitute for net income determined in accordance with accounting principles generally accepted in the United States.

(10) Earn-out adjustment and investment gain include income of $1.5 million attributable to an adjustment to the estimated earn-out liability from the 2009 HealthHonors acquisition and a $1.2 million gain attributable to a final escrow release related to the January 2009 sale of a private company in which we held a preferred stock investment.

Reconciliation of Revenues Excluding Earn-Out Adjustment to Revenues, GAAP Basis
(In thousands)

Three Months Ended
June 30, 2010
Revenues excluding earn-out adjustment (11)	$174,043
Earn-out adjustment (12)	1,480
Revenues, GAAP basis	$175,523

(11) Revenues excluding earn-out adjustment is a non-GAAP financial measure.  The Company excludes earn-out adjustment from this measure and provides revenues excluding earn-out adjustment because of its comparability to the Company's historical operating results and guidance.  The Company believes it is useful to investors to provide disclosures of its operating results and guidance on the same basis as that used by management.  You should not consider revenues excluding earn-out adjustment in isolation or as a substitute for revenues determined in accordance with accounting principles generally accepted in the United States.

(12) Earn-out adjustment consists of income of $1.5 million attributable to an adjustment to the estimated earn-out liability from the 2009 HealthHonors acquisition.

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HWAY Reports Second-Quarter Results

July 22, 2010

HEALTHWAYS, INC.
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share and per share data)

	June 30,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$1,082	$2,356
Accounts receivable, net	112,596	100,833
Prepaid expenses	10,329	10,433
Other current assets	4,282	4,945
Income taxes receivable	2,769	6,452
Deferred tax asset	22,359	24,197

Total current assets	153,417	149,216

Property and equipment
Leasehold improvements	40,887	40,609
Computer equipment and related software	200,579	166,448
Furniture and office equipment	28,287	28,096
Capital projects in process	8,295	23,052
	278,048	258,205
Less accumulated depreciation	(154,636)	(134,046)
Net property and equipment	123,412	124,159

Other assets	15,292	11,498
Customer contracts, net	26,494	29,343
Other intangible assets, net	71,243	71,704
Goodwill, net	496,306	496,446

Total assets	$886,164	$882,366

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$17,046	$29,171
Accrued salaries and benefits	30,359	58,212
Accrued liabilities	30,646	25,004
Deferred revenue	6,128	4,639
Contract billings in excess of earned revenue	75,759	70,440
Current portion of long-term debt	3,271	2,192
Current portion of long-term liabilities	3,348	3,854

Total current liabilities	166,557	193,512

Long-term debt	256,328	254,345
Long-term deferred tax liability	15,788	14,617
Other long-term liabilities	43,716	42,615

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HWAY Reports Second-Quarter Results

July 22, 2010

Stockholders' equity
Preferred stock
$.001 par value, 5,000,000 shares authorized,
none outstanding	—	—
Common stock
$.001 par value,120,000,000 shares authorized,
34,200,161 and 33,858,917 shares outstanding	34	34
Additional paid-in capital	228,677	222,472
Retained earnings	180,132	158,880
Accumulated other comprehensive loss	(5,068)	(4,109)

Total stockholders' equity	403,775	377,277

Total liabilities and stockholders' equity	$886,164	$882,366

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HWAY Reports Second-Quarter Results

July 22, 2010

HEALTHWAYS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Six Months Ended
	June 30,
	2010	2009
Cash flows from operating activities:
Net income (loss)	$21,252	$(5,937)
Adjustments to reconcile net income to net cash provided by
operating activities, net of business acquisitions:
Depreciation and amortization	26,895	24,199
Amortization of deferred loan costs	869	738
Gain on sale of investment	(1,163)	(2,581)
Loss on disposal of property and equipment	28	726
Share-based employee compensation expense	5,591	5,306
Excess tax benefits from share-based payment arrangements	(806)	(56)
Increase in accounts receivable, net	(11,782)	(3,365)
Decrease (increase) in other current assets	6,152	(5,825)
(Decrease) increase in accounts payable	(6,437)	482
(Decrease) increase in accrued salaries and benefits	(27,779)	14,675
Increase (decrease) in other current liabilities	13,797	(360)
Deferred income taxes	1,908	2,305
Other	2,317	3,187
Increase in other assets	(909)	(1,018)
Payments on other long-term liabilities	(2,845)	(2,461)
Net cash flows provided by operating activities	27,088	30,015

Cash flows from investing activities:
Change in restricted cash	—	(538)
Sale of investment	1,163	11,626
Acquisition of property and equipment	(23,384)	(22,241)
Other	(2,814)	(2,286)
Net cash flows used in investing activities	(25,035)	(13,439)

Cash flows from financing activities:
Proceeds from issuance of long-term debt	417,450	165,200
Payments of long-term debt	(415,766)	(173,035)
Deferred loan costs	(3,166)	(784)
Excess tax benefits from share-based payment arrangements	806	56
Exercise of stock options	532	139
Repurchases of stock options	—	(736)
Change in outstanding checks and other	(2,881)	(6,149)
Net cash flows used in financing activities	(3,025)	(15,309)

Effect of exchange rate changes on cash	(302)	93

Net (decrease) increase in cash and cash equivalents	(1,274)	1,360

Cash and cash equivalents, beginning of period	2,356	5,157

Cash and cash equivalents, end of period	$1,082	$6,517

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